Exhibit 10.2

GOVERNANCE AGREEMENT

by and among

REGENCY CENTERS CORPORATION,

GAZIT-GLOBE LTD.,

MGN AMERICA, LLC,

GAZIT FIRST GENERATION LLC,

SILVER MAPLE (2001) INC.,

MGN (USA) INC.,

MGN AMERICA 2016 LLC

MGN USA 2016, LLC

and

FICUS, INC.

Dated as of November 14, 2016

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ARTICLE V

DEFINITIONS

5.1	Defined Terms	26
5.2	Interpretation	31

ARTICLE VI

MISCELLANEOUS

6.1	Effectiveness	31
6.2	Notices	31
6.3	Gazelle Stockholder Actions	32
6.4	Amendments and Waivers	32
6.5	Successors and Assigns	33
6.6	Severability	33
6.7	Counterparts	33
6.8	Entire Agreement	33
6.9	Governing Law	33
6.10	Submission to Jurisdiction	33
6.11	WAIVER OF JURY TRIAL	34
6.12	Enforcement	34
6.13	No Third Party Beneficiaries	34
6.14	Obligation to Update	34

Exhibit 1: Representation Letter

Exhibit 2: Resolutions

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This GOVERNANCE AGREEMENT, dated as of November 14, 2016 (this “Agreement”), is by and among Regency Centers Corporation, a Florida corporation (the “Company”), Gazit-Globe Ltd., an Israeli limited liability corporation (“Gazelle”), MGN America, LLC, a Delaware limited liability company (“Gazelle I”), Gazit First Generation LLC, a Delaware limited liability company (“Gazelle II”), Silver Maple (2001) Inc., a Delaware corporation (“Gazelle III”), MGN (USA) Inc., a Nevada corporation (“Gazelle IV”), MGN America 2016, LLC, a Delaware limited liability company (“Gazelle V”), MGN USA 2016, LLC, a Delaware limited liability company (“Gazelle VI”) and Ficus, Inc., a Delaware corporation (“Gazelle VII,” and together with Gazelle, Gazelle I, Gazelle II, Gazelle III, Gazelle IV, Gazelle V and Gazelle VI, the “Gazelle Stockholders”). The Company, Gazelle, Gazelle I, Gazelle II, Gazelle III, Gazelle IV, Gazelle V, Gazelle VI and Gazelle VII are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company desires to effect a business combination with Equity One, Inc., a Maryland Corporation (“Eagle”), through the merger of Eagle with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger, and in which each outstanding share of Eagle common stock, other than certain excluded shares, shall be converted into the right to receive the Merger Consideration, as more fully described in the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and between Eagle and the Company;

WHEREAS, as a result of the Merger, the Gazelle Stockholders will receive shares of Company Common Stock in accordance with the terms of the Merger Agreement (the “Shares”); and

WHEREAS, each of the Parties wishes to set forth in this Agreement certain terms and conditions regarding, among other things, certain post-Closing governance and other matters.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

GOVERNANCE

1.1 Gazelle Director on the Board.

(a) On the Closing Date, the Board of Directors of the Company (the “Board”) shall take (or shall have taken) all action necessary and appropriate to cause CK, who is the chairman of the board of directors of Gazelle as of the date of this Agreement (the “Gazelle Chairman”), to be appointed (i) to the Board as the initial Gazelle Director and non-executive Vice Chairman of the Board and (ii) as a member of the Investment Committee of the Board. For so long as the Gazelle Chairman is serving as a director on the Board as the Gazelle Director pursuant to this Section 1.1, unless otherwise consented to in writing by the Gazelle Chairman, the Company will cause the Gazelle Chairman to be the non-executive Vice Chairman of the Board and a member of the Investment Committee of the Board (or, if such committee does not exist, any successor or replacement committee).

(b) For so long as the Gazelle Stockholders collectively Beneficially Own 7% or more of the outstanding shares of Company Common Stock as of immediately following the Closing (the “Qualifying Ownership Interest” and such period of time where the Gazelle Stockholders collectively meet the Qualifying Ownership Interest, the “Governance Rights Period”), subject to the other provisions of this Agreement, at each annual or special meeting of the stockholders of the Company at which directors are to be elected to the Board, the Company will nominate and use its reasonable best efforts to solicit proxies for the Gazelle Director to be elected or re-elected (as applicable) to the Board in a manner no less rigorous in all material respects than the manner in which the Company supports the nomination of its other nominees for election.

(c) The Gazelle Stockholders shall timely provide the Company with such information regarding the Gazelle Director as shall be reasonably requested by the Board or any committee thereof and which is required to be or customarily disclosed for directors, candidates for directors and their Affiliates in a proxy statement or other filings under applicable Law or stock exchange rules or listing standards, or required or advisable to be used to assess the eligibility of directors and candidates under applicable Law, the Company’s generally applicable governance policies or stock exchange rules or listing standards. All such requests shall be reasonably consistent in scope and timing with requests made with respect to the Company’s other directors, other than to address specific matters related to the Gazelle Stockholders and their Affiliates.

(d) Subject to Section 1.2, during the Governance Rights Period, in the event of (i) the death, disability, resignation or removal of a Gazelle Director, the Board will promptly appoint as a replacement director another Person designated by the Gazelle Stockholders, acting jointly, which Person must be reasonably acceptable to the Board acting in good faith (if such designated Person is not reasonably acceptable to the Board, the Gazelle Stockholders, acting jointly, will be able to designate additional Persons until one of them is reasonably acceptable to the Board acting in good faith), to fill the resulting vacancy on the Board (such Person, the “Replacement Gazelle Designee”); provided that there will be no requirement to make such Replacement Gazelle Designee a non-executive Vice Chairman or a member of any committee of the Board. Notwithstanding the foregoing, neither the Company nor the Board shall be under any obligation to appoint any Person (including any Gazelle Director) in the event of the failure of any Gazelle Director to be elected or re-elected (as applicable) to the Board at any annual or special meeting of the stockholders of the Company at which such Gazelle Director stood for election but was nevertheless not elected; provided, that, in the event such Gazelle Director is not elected or re-elected (as applicable) to the Board, the Gazelle Stockholders, jointly, will have the right to propose a different Person to join the Board and if such Person is reasonably acceptable to the Board (acting in good faith and promptly), the Board shall appoint such Person as a Gazelle Director until the next annual meeting of the Company’s stockholders; provided that, if such Person is not reasonably acceptable to the Board, the Gazelle Stockholders, acting jointly, will be able to propose additional Persons until one of them is reasonably acceptable to the Board acting in good faith and promptly. The failure of the stockholders of the Company to elect any Person (including any Gazelle Director) to the Board shall not affect the obligation of the Company to nominate the Gazelle Director for election pursuant to Section 1.1(b) in any future election of directors. Neither the Company nor the Board will remove the Gazelle Director during the Governance Rights Period without the prior written consent of the Gazelle Stockholders, unless the Gazelle Director is no longer eligible for designation as a member of the Board in accordance with Section 1.2 or to the extent necessary to remedy a breach of this Agreement.

(e) The Company will at all times provide the Gazelle Director (in his or her capacity as a member of the Board) with the same rights to indemnification, exculpation, insurance and other similar benefits and protections that it provides to the other members of the Board (other than the Chairman of the Board).

(f) The Board will not form or utilize committees or Company policies for the purpose of discriminating against any Gazelle Director, including in order to limit participation in substantive deliberations of the Board, except that the Board may utilize committees to limit the participation of a Gazelle Director to the extent a majority of the members of the Board (excluding the Gazelle Director) reasonably determine in good faith (based on advice from counsel) that doing so is reasonably necessary to address a conflict of interest and such action is not intended to circumvent the provisions of this Agreement.

1.2 Other Requirements. Notwithstanding anything to the contrary contained herein, neither the Company nor the Board shall be under any obligation to nominate or appoint to the Board, or solicit votes for, any Person in the event that the Board reasonably determines in good faith (based on advice from counsel) that (a) the election of such Person to the Board would cause the Company to not be in compliance with applicable Law, (b) such Person has been the subject of any of the events enumerated in Items 2(d) or 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company, (c) (i) any of the Gazelle Stockholders, the Gazelle Director or any of their respective Affiliates (to the extent the relevant provision of this Agreement is applicable to such Affiliate) materially breach its obligations under this Agreement or, in the case of the Gazelle Director only, under the policies of the Company that are applicable to all directors and (ii) such breach is incurable or has not been reasonably cured within 10 Business Days following written notice thereof to such breaching Person, (d) such Person does not satisfy the director eligibility requirements applicable to the other members of the Board or (e) such Person is not reasonably acceptable to the Board or the Nominating and Corporate Governance Committee of the Board; provided that solely for the purposes of this clause (e), the Gazelle Chairman shall be deemed to be acceptable to the Board and the Nominating and Corporate Governance Committee of the Board. In any such case described in clauses (a), (b), (d) or (e) of the immediately preceding sentence, the Gazelle Stockholders will be permitted to designate a Replacement Gazelle Designee (which Replacement Gazelle Designee will also be subject to the requirements of this Section 1.2). Subject to the terms of this Agreement, it is acknowledged that the Gazelle Chairman serves on the board of directors of and serves in other roles with other companies, including Norstar Holdings Inc., Atrium European Real Estate, Citycon Oyj and First Capital Realty, Inc.

1.3 Voting Agreement. During any time in which the Standstill Period is in effect, each Gazelle Stockholder (solely in its capacity as a stockholder (including beneficial owner) of the Company) agrees to, and agrees to cause each of its Affiliates (other than the Gazelle Chairman) to, cause each Voting Security owned by it or any such Affiliate or over which it or any such

Affiliate has voting control to be voted (including, if applicable, through the execution of one or more written consents if the stockholders of the Company are requested to vote through the execution of written consents in lieu of any such annual or special meeting of the stockholders of the Company): (i) in favor of all those Persons nominated to serve as directors of the Company by the Board or its Nominating and Corporate Governance Committee and (ii) against any stockholder proposal to remove any director or change the size of the Board.

1.4 Termination of Board Designation Rights. On the first date on which the Gazelle Stockholders no longer collectively Beneficially Own a Qualifying Ownership Interest, all obligations of the Company with respect to the Gazelle Stockholders or any Gazelle Director pursuant to this Article I shall permanently terminate and unless otherwise consented to by a majority of the members of the Board (in each case, excluding the Gazelle Director) the Gazelle Director shall, and the Gazelle Stockholders shall cause the Gazelle Director to, immediately resign from the Board and (if applicable) each committee thereof.

1.5 Information Rights.

(a) Subject to Section 1.5(c) and applicable Law, during the Governance Rights Period, the Company and its subsidiaries will provide to the Gazelle Director (in his or her capacity as such) in a reasonably timely manner any materials given to other members of the Board (excluding materials given only to the Chief Executive Officer of the Company in his or her capacity as such and not to the other members of the Board); provided that, the Gazelle Director shall be bound by and subject to the same confidentiality obligations as each other director of the Company.

(b) Subject to Section 1.5(c) and applicable Law, during the Governance Rights Period, the Company shall use commercially reasonable efforts to reasonably promptly provide to Gazelle, at Gazelle’s sole cost and expense, and Gazelle shall promptly reimburse the Company for such costs and expenses (including both internal and third-party), information about the Company or its Subsidiaries requested by Gazelle to the extent necessary for Gazelle to comply with applicable Law (“Required Information”). Notwithstanding the foregoing, (i) the Company shall not be required to provide any financial statements or other information not readily available to the Company, or that would require preparation or compilation of data in accordance with any accounting methodology not then employed by the Company, and (ii) the Company shall not be required to provide any information to the extent such disclosure would (x) be materially detrimental the Company or any transaction, opportunity or other matter under consideration by the Company, in each case as determined by the Board in good faith or (y) violate or prejudice the rights of its customers or employees or other third parties, jeopardize the attorney-client privilege, or contravene any Law or agreement; provided, that in the case that disclosure is prohibited by an agreement with a third party, the Company shall use commercially reasonable efforts to obtain any consents of third parties, at Gazelle’s sole cost and expense, that are necessary to facilitate the making of such disclosure.

(c) In furtherance of and not in limitation of any other similar agreement such Party or any of its Representatives may have with the Company or its subsidiaries, each of the Gazelle Stockholders hereby agrees that all Confidential Information with respect to the Company shall be kept confidential by it and shall not be disclosed (including by reflecting such information on their financial statements) by it in any manner whatsoever, except as permitted by this Section 1.5(c). Any Confidential Information may only be disclosed:

(i) by a Gazelle Stockholder (x) to each other Gazelle Stockholder, (y) to any of its Affiliates and (z) to such Gazelle Stockholder’s or such Affiliate’s respective Representatives, in the case of clause (y) and clause (z), solely if and to the extent any such Person needs to be provided such Confidential Information to (A) assist such Gazelle Stockholder in evaluating or reviewing its existing or prospective direct or indirect investment in the Company, including in connection with the disposition thereof, or (B) comply with applicable Law, stock exchange rules or listing standards, accounting rules or standards or applicable tax Laws. Each Affiliate and Representative of a Gazelle Stockholder shall be deemed to be bound by the provisions of this Section 1.5(c) and such Gazelle Stockholder shall be responsible for any breach of this Section 1.5(c) by any of its Affiliates or Representatives;

(ii) by a Gazelle Stockholder or any of its Representatives to the extent the Company consents in advance in writing;

(iii) by any Gazelle Stockholder, any of its Affiliates or any of its Representatives to the extent that such Gazelle Stockholder, Affiliate or Representative has been advised by counsel that such disclosure is required to be made by such Gazelle Stockholder, Affiliate or Representative under applicable Law, stock exchange rules or listing standards, accounting rules or standards or applicable tax Laws; provided, that prior to making such disclosure, such Person uses reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by applicable Law or stock exchange rules or regulations, including, to the extent permitted by applicable Law or stock exchange rules or regulations, consulting with the Company regarding such disclosure and, if requested by the Company, assisting the Company (at the Company’s expense) in seeking a protective order to prevent the requested disclosure; provided, further, that such disclosing Gazelle Stockholder or Representative, as the case may be, uses reasonable best efforts to disclose only that portion of the Confidential Information as is required, based on the advice of counsel; and

(iv) by a Gazelle Stockholder to the extent such information constitutes Required Information and Gazelle has been advised by counsel that such disclosure is required to be made by such Gazelle Stockholder under applicable Law, stock exchange rules or listing standards, accounting rules or standards or applicable tax Laws; provided, that prior to making such disclosure, such Gazelle Stockholder shall reasonably consult with the Company regarding the anticipated scope of such disclosures with a view toward disclosing only such Required Information that is so required to be disclosed; provided, further, that such disclosing Gazelle Stockholder uses reasonable best efforts to disclose only that portion of the Required Information as is so required to be disclosed, based on the advice of counsel.

1.6 Gazelle Business Activities. Subject to Section 2.2, for the avoidance of doubt, Gazelle shall not be prohibited from engaging in any businesses, activities or investments in or outside the United States.

1.7 Corporate Approvals; Other Actions. Prior to the Closing, the Board and the Company shall take all action necessary and appropriate to subject to the Closing occurring and receiving from the Gazelle Stockholders executed representation letters in the form attached hereto as Exhibit 1, approve and adopt resolutions substantially in the form attached hereto as Exhibit 2 for the purpose of causing the provisions of Article 5 of the Company’s Restated Articles of Incorporation (and any successor or similar provision of the Company’s Restated Articles of Incorporation that would operate to limit the ownership of any Equity Securities of the Company by any Gazelle Stockholders and their Affiliates) to be inapplicable to the Gazelle Stockholders and their Affiliates during the Standstill Period solely to the extent necessary to allow the Gazelle Stockholders and their Affiliates to own such number of shares of Company Common Stock as is permitted pursuant to this Agreement, as set forth in Exhibit 1 and Exhibit 2. In connection with the Closing, if requested by Gazelle, the Company shall provide to Gazelle’s Pledgees (as defined below) a customary issuer acknowledgement letter, in form and substance reasonably satisfactory to the Company, based on the forms provided by counsel to Raven on November 14, 2016.

ARTICLE II

TRANSFERS; STANDSTILL PROVISIONS

2.1 Transfer Restrictions.

(a) No Gazelle Stockholder shall Transfer any shares of Company Common Stock other than in accordance with all applicable Laws, the Company’s articles of incorporation and the other terms and conditions of this Agreement.

(b) A Gazelle Stockholder may only Transfer shares of Company Common Stock to an Affiliate of such Gazelle Stockholder if such Affiliate, as a condition to such Transfer, signs a joinder to this Agreement, in form and substance reasonably satisfactory to the Company, to become a Gazelle Stockholder for purposes of this Agreement upon the completion of such Transfer.

(c) If a Gazelle Stockholder Transfers any shares of Company Common Stock to a third-party pledgee (a “Pledgee”) to secure such Gazelle Stockholder’s obligations under bona fide debt financing arrangements, such Gazelle Stockholder may assign such Gazelle Stockholder’s rights under Article IV to such Pledgee in connection with such Transfer subject to the limitations set forth in Section 2.2(d), provided that prior to such Pledgee’s exercise of its rights under Article IV it shall sign a joinder to this Agreement, in form and substance reasonably satisfactory to the Company, to become a Gazelle Stockholder solely for purposes of Article IV (and related definitions) and provided further such Pledgee may only exercise its rights under Article IV if there has been a bona fide foreclosure by the Pledgee under the relevant debt financing arrangements and the disposition of such securities by the Pledgee is restricted as to amount pursuant to Rule 144 under the Securities Act.

(d) For so long as a Gazelle Director serves on the Board, no Gazelle Stockholder shall Transfer any shares of Company Common Stock during a Blackout Period (other than Transfers made pursuant to a 10b5-1 plan in accordance with all applicable Law and that complies with the Company’s generally applicable policies covering 10b5-1 plans entered into by directors), it being understood that no Gazelle Stockholder shall Transfer any shares of Company Common Stock on the basis of material, non-public information.

(e) Any Transfer or attempted Transfer of shares of Company Common Stock in violation of this Section 2.1 shall, to the fullest extent permitted by law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register or other books and records of the Company.

2.2 Standstill Provisions.

(a) During the Standstill Period, and subject to Section 2.2(b), each of the Gazelle Stockholders shall not, and shall cause each of its Affiliates not to, directly or indirectly, without the prior written consent of the Company:

(i) acquire, agree to acquire, propose or offer to acquire, or knowingly facilitate the acquisition (including through the acquisition of Beneficial Ownership) of Equity Securities or Derivative Instruments of the Company, other than any acquisition of shares of Company Common Stock to the extent such acquisition would not (A) exceed, individually or in the aggregate with all prior acquisitions by the Gazelle Stockholders and their Affiliates occurring after the Closing, 5% of the outstanding shares of Company Common Stock as of immediately following the Closing, less such number of shares of Company Common Stock received by any of the Gazelle Stockholders or any of their Affiliates as a result of the Merger in respect of any shares of Eagle Common Stock acquired by any such Gazelle Stockholders or any of their Affiliates after the execution of the Merger Agreement, or (B) based on the most recently (as of the time of such acquisition) publicly available outstanding share count of Company Common Stock disclosed by the Company in an Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K (and, for the avoidance of doubt, taking into account, but without duplication, the definition of “Beneficial Ownership”), cause the collective Beneficial Ownership of Company Common Stock of the Gazelle Stockholders and their Affiliates to exceed 18% of the then-outstanding shares of Company Common Stock (for the avoidance of doubt, the Gazelle Stockholders shall not be deemed in breach of this Section 2.2(a)(B) (and the Gazelle Stockholders shall not be required to sell down any of their shares of Company Common Stock) as the result of a share repurchase or other reduction in the number of shares of Company Common Stock effected by the Company to the extent (x) such repurchase or reduction is the event that causes the Beneficial Ownership of Company Common Stock of the Gazelle Stockholders and their Affiliates to exceed 18% of the then-outstanding shares of Company Common Stock and (y) neither the Gazelle Stockholders nor any of their Affiliates subsequently (after becoming aware or being notified of the events in clause (x)) acquire Beneficial Ownership of any additional shares of Company Common Stock after giving effect to which the Beneficial Ownership of Company Common Stock of the Gazelle Stockholders and their Affiliates would exceed 18% of the then-outstanding shares of Company Common Stock);

(ii) deposit any Voting Securities in a voting trust or similar contract, arrangement or agreement or subject any Voting Securities to any voting agreement,

pooling arrangement or similar arrangement, or grant any proxy with respect to any Voting Securities, in each case, other than (A) to any Gazelle Stockholder, the Company or a Person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company or (B) pursuant to any bona fide pledging, margin loan or similar agreement or arrangement with a bona fide financing institution so long as such Gazelle Stockholder retains the sole voting control over the right to vote such shares in the absence of a foreclosure thereunder;

(iii) enter, agree to enter, propose or offer to enter into or knowingly facilitate any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries (unless such transaction is affirmatively publicly recommended or otherwise approved by the Board and there has otherwise been no breach of this Section 2.2 in connection with or relating to such transaction);

(iv) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) to vote, or advise or knowingly influence any Person (other than any other Gazelle Stockholder) with respect to the voting of, any Voting Securities;

(v) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal, or initiate or propose any action by written consent, in each case for action by the stockholders of the Company;

(vi) seek representation on the Board (except as expressly set forth in this Agreement) or seek the removal of any member of the Board (except for a Gazelle Director);

(vii) form, join or in any way participate in a Group (other than a Group that consists solely of the Gazelle Stockholders and/or any of their Affiliates, so long as such Affiliates do not take any action prohibited by this Section 2.2 if such action would have been taken by a Gazelle Stockholder), with respect to any Voting Securities;

(viii) propose or request to, or otherwise act, alone or in concert with others, to seek to, change or influence the management, Board, governance structure, policies (including dividend policies), capitalization, corporate structure or organizational documents of the Company;

(ix) knowingly assist or knowingly encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with any actions which, if taken by such Gazelle Stockholder, would be prohibited by this Section 2.2 (including this clause (ix));

(x) contest the validity or enforceability of the agreements contained in this Section 2.2 (including this clause (x));

(xi) enter into any agreement, arrangement or understanding with respect to any of the foregoing, or make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing, or

(xii) take any action that would reasonably be expected to require the Company, any Gazelle Stockholder or any other Person to make a public announcement, disclosure or filing regarding the possibility of a transaction or matter described in this Section 2.2.

(b) Notwithstanding the foregoing, the foregoing restrictions in this Section 2.2 shall not in any way limit or restrict the voting (as a director) or other activities of the Gazelle Director taken in good faith acting in his or her capacity as a director of the Company, consistent with his or her fiduciary duties as a director of the Company, and which activities are not intended to circumvent the restrictions contained in this Section 2.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Gazelle Stockholders. Each Gazelle Stockholder hereby severally represents and warrants to the Company as follows:

(a) If such Gazelle Stockholder is not an individual, such Gazelle Stockholder has been duly formed, is validly existing and, where such concept is applicable, is in good standing under the laws of its jurisdiction of organization. Such Gazelle Stockholder has all requisite power and authority (or, in the case of individual, capacity) to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by such Gazelle Stockholder of this Agreement and the performance by such Gazelle Stockholder of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (i) applicable Law, (ii) the organizational documents of such Gazelle Stockholder if such Gazelle Stockholder is not an individual or (iii) any contract or agreement to which such Gazelle Stockholder is a party except in each case as would not reasonably be expected to impair or adversely affect the ability of such Gazelle Stockholder to perform its obligations hereunder on a timely basis.

(c) The execution and delivery by such Gazelle Stockholder of this Agreement and the performance by such Gazelle Stockholder of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on the part of such Gazelle Stockholder and no other approval or consent of such Gazelle Stockholder is required in connection with any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Gazelle Stockholder and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such Gazelle Stockholder, enforceable against such Gazelle Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and general principles of equity).

3.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Gazelle Stockholders as follows:

(a) The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Except as set forth in the Merger Agreement, the execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (i) applicable Law, (ii) the organizational documents of the Company or (iii) any contract or agreement to which the Company is a party, except in each case as would not reasonably be expected to impair or adversely affect the ability of the Company to perform its obligations hereunder on a timely basis.

(c) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and general principles of equity).

ARTICLE IV

REGISTRATION

4.1 Demand Registrations.

(a) Subject to the terms and conditions hereof, (x) solely during any period that the Company is then-ineligible under applicable Law to register Registrable Securities on Form S-3 (or a successor form) or, if the Company is so eligible but has failed to comply with its obligations under Section 4.3 or (y) following the expiration of the Company’s obligation to keep the Shelf Registration Statement continuously effective pursuant to Section 4.3(c), but only if there is no Shelf Registration Statement then in effect, any Demand Stockholders (“Requesting Stockholders”) shall be entitled to make up to five written requests of the Company (each, a “Demand”) for registration under the Securities Act of an amount of Registrable Securities then held by such Requesting Stockholders that (A) equals or is greater than the Registrable Amount or (B) if less than the Registrable Amount, represents all of the Requesting Stockholders’ Registrable Securities (so long as not less than $50 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission) (a “Demand Registration” and such registration statement, a “Demand Registration Statement”). Thereupon, the Company will, subject to the terms of this Agreement, use its commercially reasonable efforts to effect the registration as promptly as practicable under the Securities Act of:

(i) the Registrable Securities which the Company has been so requested to register by the Requesting Stockholders for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities which the Company has been requested to register pursuant to Section 4.1(b), but subject to Section 4.1(g); and

(iii) all shares of Company Common Stock which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 4.1, but subject to Section 4.1(g);

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional shares of Company Common Stock, if any, to be so registered.

(b) A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, and (iii) the identity of the Requesting Stockholder(s). Within 10 days after receipt of a Demand, the Company shall give written notice of such Demand to all other holders of Registrable Securities. The Company shall include in the Demand Registration covered by such Demand all Registrable Securities with respect to which the Company has received a written request for inclusion therein within 10 days after the Company’s notice required by this Section 4.1(b) has been given, subject to Section 4.1(g). Each such written request shall comply with the requirements of a Demand Registration as set forth in this Section 4.1(b).

(c) A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (i) unless the Demand Registration Statement with respect thereto has become effective and has remained effective for a period of at least 180 days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold or otherwise disposed of thereunder (provided, that such period shall be extended for a period of time equal to the period the holders of Registrable Securities refrain from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to 180 days after effectiveness, to any stop order, injunction or other order or requirement of the Commission or other Governmental Authority, other than by reason of any act or omission by the applicable Selling Stockholders.

(d) Demand Registrations shall be on such appropriate registration form of the Commission as shall be selected by the Company and reasonably acceptable to the Requesting Stockholders.

(e) The Company shall not be obligated to (i) subject to Section 4.1(c), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration for a period longer than 180 days or (ii) effect any Demand Registration (A) within four months of a “firm commitment” Underwritten Offering in which all Demand Stockholders were offered “piggyback” rights pursuant to Section 4.2 (subject to Section 4.2(b)) and at least 50% of the number of Registrable Securities requested by such Demand Stockholders to be included in such Demand Registration were included, (B) within four months of the completion of any other Demand Registration (including, for the avoidance of doubt, any Underwritten Offering pursuant to any Shelf Registration Statement), provided that a Pledgee desiring to sell Registrable Securities upon foreclosure of such Demand Stockholder’s Registrable Securities shall be entitled to request a Demand Registration to permit the resale of such Registrable Securities without regard to the limitations in this clause (B) in respect of the first such demand by such Pledgee in respect of any such Registrable Securities, and (C) if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited or other required financial statements of the Company or any other Person; provided, that the Company shall use its commercially reasonable efforts to obtain such financial statements as promptly as practicable.

(f) The Company shall be entitled to (i) postpone (upon written notice to the Demand Stockholders) the filing or the effectiveness of a registration statement for any Demand Registration, (ii) cause any Demand Registration Statement to be withdrawn and its effectiveness terminated and (iii) suspend the use of the prospectus forming the part of any registration statement, in each case in the event of a Blackout Period until the expiration of the applicable Blackout Period. Upon notice by the Company to the Demand Stockholders of any such determination, each Demand Stockholder covenants that, subject to applicable Law, it shall keep the fact of any such notice strictly confidential and promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Demand Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed in writing by the Company, will deliver to the Company any copies then in the Demand Stockholder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.

(g) If, in connection with a Demand Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its (their) opinion, the inclusion of all of the securities sought to be registered in connection with such Demand Registration would adversely affect the success thereof, then the Company shall include in such registration statement only such securities as the Company is advised by such lead managing underwriter(s) can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Demand Stockholders, which, in the opinion of the lead managing underwriter(s), can be sold without adversely affecting the success thereof, pro rata among such Demand Stockholders on the basis of the number of such Registrable Securities requested to be included by such Demand Stockholders; (ii) second, securities the Company proposes to sell; and (iii) third, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other allocation method determined by the Company.

(h) Any time that a Demand Registration involves an Underwritten Offering, the Requesting Stockholder(s) shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Company.

4.2 Piggyback Registrations.

(a) Subject to the terms and conditions hereof, whenever the Company proposes to register any shares of Company Common Stock (or any other securities that are of the same class or series as any Registrable Securities that are not shares of Company Common Stock) under the Securities Act (other than a registration by the Company (i) on Form S-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, (iii) on a Shelf Registration Statement or (iv) pursuant to Section 4.1) (a “Piggyback Registration”), whether for its own account or for the account of others, the Company shall give all Demand Stockholders prompt written notice thereof (but not less than 15 calendar days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of shares of Company Common Stock (or other securities, as applicable) proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution and the proposed managing underwriter(s) (if any) and a good faith estimate by the Company of the proposed minimum offering price of such shares of Company Common Stock (or other securities, as applicable), in each case to the extent then known. Subject to Section 4.2(b), the Company shall include in each such Piggyback Registration all Registrable Securities held by Demand Stockholders (a “Piggyback Seller”) with respect to which the Company has received written requests (which written requests shall specify the number of Registrable Securities requested to be disposed of by such Piggyback Seller) for inclusion therein within 10 days after such Piggyback Notice is received by such Piggyback Seller.

(b) If, in connection with a Piggyback Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company in writing that, in its opinion, the inclusion of all of the securities sought to be included in such Piggyback Registration by (i) the Company, (ii) other Persons who have sought to have shares of Company Common Stock registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (iii) the Piggyback Sellers and (iv) any other proposed sellers of shares of Company Common Stock (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the success thereof, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, such number of shares of Company Common Stock (or other securities, as applicable) to be sold by the Company as the Company, in its reasonable judgment, shall have determined, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (C) third, shares of Company Common Stock sought to be registered by Other Demanding Sellers, pro rata on the basis of the number of shares of Company Common Stock proposed to be sold by such Other Demanding Sellers and (D) fourth, other shares of Company Common Stock proposed to be sold by any Other Proposed Sellers; or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, such number of shares of Company Common Stock (or other securities, as applicable) sought to be registered by each Other Demanding Seller pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (C) third, shares of Company Common Stock to be sold by the Company and (D) fourth, other shares of Company Common Stock proposed to be sold by any Other Proposed Sellers.

(c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any Underwritten Offering under this Section 4.2 for the Company’s account, the Company shall not be required to include the Registrable Securities of a Piggyback Seller in the Underwritten Offering unless such Piggyback Seller accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s), which shall be selected by the Company.

(d) If, at any time after giving written notice of its intention to register any shares of Company Common Stock (or other securities, as applicable) as set forth in this Section 4.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine for any reason not to register such shares of Company Common Stock (or other securities, as applicable), the Company may, at its election, give written notice of such determination to the Piggyback Sellers within five Business Days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration; provided, that, if permitted pursuant to Section 4.1, the Demand Stockholders may continue the registration as a Demand Registration pursuant to the terms of Section 4.1.

4.3 Shelf Registration Statement.

(a)    Subject to the terms and conditions hereof, and further subject to the availability of a registration statement on Form S-3 or any successor form thereto (“Form S-3”) to the Company, any of the Demand Stockholders may by written notice delivered to the Company (the “Shelf Notice”) require the Company to file as soon as reasonably practicable, and to use commercially reasonable efforts to cause to be declared effective by the Commission as soon as reasonably practicable after such filing date, a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of an amount of Registrable Securities then held by such Demand Stockholders that equals the Registrable Amount (the “Shelf Registration Statement”). To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act), the Company shall file the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto. Notwithstanding the foregoing, the Company may satisfy its obligations under this Section 4.3 by amending any existing Form S-3.

(b) Within 10 days after receipt of a Shelf Notice pursuant to Section 4.3(a), the Company will deliver written notice thereof to all other holders of Registrable Securities. Each other holder of Registrable Securities may elect to participate with respect to its Registrable Securities in the Shelf Registration Statement in accordance with the plan and method of distribution set forth, or to be set forth, in such Shelf Registration Statement by delivering to the Company a written request to so participate within 10 days after the Shelf Notice is received by any such holder of Registrable Securities.

(c) Subject to Section 4.3(d), the Company will use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the earlier of (i) three years after the Shelf Registration Statement has been declared effective; (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities; and (iii) and the date on which the Gazelle Stockholders’ collective Beneficial Ownership of shares of Company Common Stock falls below 3.0% of all then-outstanding shares Company Common Stock.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing notice to the holders of Registrable Securities who elected to participate in the Shelf Registration Statement, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement during any Blackout Period. Upon notice by the Company to the Demand Stockholders of any such determination, each Demand Stockholder covenants that it shall, subject to applicable Law, keep the fact of any such notice strictly confidential and promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Shelf Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed in writing by the Company, will deliver to the Company any copies then in the Demand Stockholder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.

(e) After the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company, to the extent necessary, shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) At any time that a Shelf Registration Statement is effective, if any Demand Stockholder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the Shelf Registration Statement (a “Shelf

Offering”), then the Company shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account, solely in connection with a Marketed Underwritten Shelf Offering, the inclusion of Registrable Securities by any other holders pursuant to this Section 4.3). In connection with any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters (a “Marketed Underwritten Shelf Offering”):

(i) such proposing Demand Stockholder(s) shall also deliver the Take-Down Notice to all other Demand Stockholders included on the Shelf Registration Statement and permit each such holder to include its Registrable Securities included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such holder notifies the proposing Demand Stockholder(s) and the Company within five days after delivery of the Take-Down Notice to such holder; and

(ii) if the lead managing underwriter(s) advises the Company and the proposing Demand Stockholder(s) in writing that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Marketed Underwritten Shelf Offering would adversely affect the success thereof, then there shall be included in such Marketed Underwritten Shelf Offering only such securities as the proposing Demand Stockholder(s) is advised by such lead managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 4.1(g). Except as otherwise expressly specified in this Section 4.3, any Marketed Underwritten Shelf Offering shall be subject to the same requirements, limitations and other provisions of this Article IV as would be applicable to a Demand Registration (i.e., as if such Marketed Underwritten Shelf Offering were a Demand Registration), including Section 4.1(e)(ii) and Section 4.1(g).

4.4 Withdrawal Rights. Any holder of Registrable Securities having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each Demand Stockholder seeking to register Registrable Securities notice to such effect and, within 10 days following the mailing of such notice, such Demand Stockholder still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such 10-day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use reasonable best efforts to prevent, the effectiveness thereof.

4.5 Holdback Agreements.

(a) Each Gazelle Stockholder agrees to enter into customary agreements restricting the sale or distribution of Equity Securities of the Company (including sales pursuant to Rule 144 under the Securities Act) to the extent required in writing by the lead managing underwriter(s) with respect to an applicable Underwritten Offering during the period commencing on the date of the request (which shall be no earlier than 10 days prior to the expected “pricing” of such Underwritten Offering) and continuing for not more than 90 days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, plus an extension period, as may be proposed by the lead managing underwriter(s) to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriter(s); provided, however, that any discretionary waiver or termination of the holdback period by the Company or the representatives of the underwriters in respect of any applicable Underwritten Offering shall apply to all persons subject to such market stand-off agreement on a pro rata basis.

(b) If any Demand Registration or Shelf Offering involves an Underwritten Offering, the Company will not effect any sale or distribution of shares of Company Common Stock (or securities convertible into or exchangeable or exercisable for shares of Company Common Stock) (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto) for its own account, within 60 days (plus an extension period as may be proposed by the lead managing underwriter(s) for such Underwritten Offering to address FINRA regulations regarding the publication of research, or such shorter periods as the lead managing underwriter(s) may agree with the Company), after the effective date of such registration or the date of such Shelf Offering, as applicable, except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering.

4.6 Registration Procedures.

(a) If and whenever the Company is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 4.1, Section 4.2 or Section 4.3, the Company shall as expeditiously as reasonably practicable:

(i) prepare and file with the Commission a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use commercially reasonable efforts to cause such registration statement to become effective pursuant to the terms of this Article IV; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the Demand Stockholders who are including Registrable Securities in such registration (“Selling Stockholders”), their counsel and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the Commission, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable and reasonably timely access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such registration statement or prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the holders of a majority of Registrable Securities held by the Requesting Stockholder(s), their counsel or the lead managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with applicable Law;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to the terms of this Article IV, and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) if requested by the lead managing underwriter(s), if any, or the holders of a majority of the then-outstanding Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 4.6(a)(iii) that are not, based upon the advice of counsel for the Company, in compliance with applicable Law;

(iv) furnish to the Selling Stockholders and each underwriter, if any, of the securities being sold by such Selling Stockholders such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 under the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholders and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Stockholders;

(v) use commercially reasonable efforts to register or qualify or cooperate with the Selling Stockholders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or “blue sky” laws of such jurisdictions as the Selling Stockholders and any underwriter of the securities being sold by such Selling Stockholders shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and take any other action which may be necessary or reasonably advisable to enable such Selling Stockholders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Stockholders, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(vi) use commercially reasonable efforts to cause such Registrable Securities (if such Registrable Securities are shares of Company Common Stock) to be listed on each securities exchange on which shares of Company Common Stock are then listed;

(vii) use commercially reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(viii) enter into such agreements (including an underwriting agreement) in form, scope and substance as is reasonable and customary in underwritten offerings of Company Common Stock by the Company and use its commercially reasonable efforts to take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the lead managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an Underwritten Offering (A) make such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are reasonable and customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) if any underwriting agreement has been entered into, the same shall contain customary indemnification provisions and procedures with respect to all parties to be indemnified pursuant to Section 4.9, except as otherwise agreed by the holders of a majority of the Registrable Securities being sold and (C) deliver such documents and certificates as reasonably requested by the holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(ix) in connection with an Underwritten Offering, use commercially reasonable efforts to obtain for the underwriter(s) (A) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters and (B) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;

(x) make available for inspection by the Selling Stockholders, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by such Selling Stockholders or underwriter (collectively, the “Inspectors”), financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary, or as shall otherwise be reasonably requested, to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information in each case reasonably requested by any such representative, underwriter, attorney, agent or accountant in connection with such registration statement; provided, however, that the Company shall not be required to provide any information under this Section 4.6(a)(x) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Selling Stockholder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Selling Stockholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;

(xi) as promptly as practicable notify in writing the Selling Stockholders and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state Governmental Authority for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; and (E) upon the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any Selling Stockholder, promptly prepare and furnish to such Selling Stockholder a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that, subject to the requirements of Section 4.6(a)(v), the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xiii) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xiv) have appropriate officers of the Company prepare and make presentations at a reasonable number of “road shows” before analysts and rating agencies, and use commercially reasonable efforts to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the Selling Stockholders and the underwriters in the offering, marketing or selling of the Registrable Securities; provided, however, that the Company shall not be required to prepare or participate in more than two “road shows” or other similar meetings in any 12-month period and the scheduling of any such “road shows” and other meetings shall not unduly interfere with the normal operations of the business of the Company.

(b) The Company may require each Selling Stockholder and each underwriter, if any, to, and each Selling Stockholder shall, furnish the Company in writing such information regarding each Selling Stockholder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such registration statement.

(c) Each Selling Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D) and (E) of Section 4.6(a)(xi), such Selling Stockholder shall forthwith discontinue its disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.6(a)(x), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided, however, that the Company shall extend the time periods under Section 4.1(c) with respect to the length of time that the effectiveness of a registration statement must be maintained by the amount of time the holder is required to discontinue disposition of such securities.

(d) With a view to making available to the holders of Registrable Securities the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:

(i) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act, at any time when the Company is subject to such reporting requirements; and

(iii) furnish to any holder of Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company with the Commission as such holder may reasonably request in connection with the sale of Registrable Securities without registration (in each case to the extent not readily publicly available).

4.7 Registration Expenses. All fees and expenses incident to the Company’s performance of its obligations under this Article IV, including (a) all registration and filing fees, including all fees and expenses of compliance with securities and “blue sky” laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 4.6(a)(v)) and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121, except in the event that Requesting Stockholders select the underwriters), (b) all printing and copying expenses to the extent such printing and copying is necessary to comply with applicable Law, (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions), and (e) expenses of the Company incurred in connection with any

“road show” shall be the responsibility of, and paid by, the Company. In connection with each Demand Registration, each Piggyback Registration, each Shelf Registration Statement and each Shelf Offering, the Company shall reimburse the holders of Registrable Securities included in such registration or offering promptly upon request for the reasonable and documented fees and disbursements of one counsel for all holders of a majority of the Registrable Securities in connection with any such Demand Registration, Piggyback Registration, Shelf Registration Statement or Shelf Offering. Each Selling Stockholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Stockholder’s Registrable Securities pursuant to any registration.

4.8 Miscellaneous.

(a) Not less than 10 Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such holder to register Registrable Securities in such registration statement of the information, documents and instruments from such holder that the Company or any underwriter reasonably requests in connection with such registration statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second Business Day before the expected filing date, the Requested Information from such holder, the Company may file the registration statement without including Registrable Securities of such holder. The failure to so include in any registration statement the Registrable Securities of a holder of Registrable Securities (with regard to that registration statement) shall not result in any liability on the part of the Company to such holder.

(b) The Company shall not grant any demand, piggyback or shelf registration rights the terms of which are senior to or conflict with the rights granted to the Gazelle Stockholders hereunder to any Person without the prior written consent of Gazelle Stockholders Beneficially Owning a majority of the Company Common Stock then Beneficially Owned by all Gazelle Stockholders.

4.9 Registration Indemnification.

(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Stockholder and its Affiliates and their respective officers, directors, members, stockholders, employees, managers and partners and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Stockholder or such other indemnified Person and the officers, directors, members, stockholders, employees, managers and partners of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 4.9(a)) will reimburse each such Selling Stockholder, each of its Affiliates, and each of their respective officers, directors, members, stockholders, employees, managers and partners and each such Person who controls each such Selling Stockholder and the officers, directors, members, stockholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information furnished in writing to the Company by any other party expressly for use therein.

(b) In connection with any registration statement in which a Selling Stockholder is participating, without limitation as to time, each such Selling Stockholder shall, severally and not jointly, indemnify the Company, its directors, officers and employees, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 4.9(b)) will reimburse the Company, its directors, officers and employees and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by such Selling Stockholder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, no Selling Stockholder shall be liable under this Section 4.9(b) for amounts in excess of the net proceeds received by such holder in the offering giving rise to such liability.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). Notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder.

(e) The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Stockholder shall be required to make a contribution in excess of the amount received by such Selling Stockholder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

4.10    Free Writing Prospectuses. No Gazelle Stockholders shall use any “free writing prospectus” (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities pursuant to this Article IV without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Gazelle Stockholders may use any free writing prospectus prepared and distributed by the Company.

4.11    Registration Rights Term. The Company’s obligations and the rights of the Gazelle Stockholders contained in this Article IV shall automatically terminate on the earlier of (a) the date on which the Gazelle Stockholders’ collective Beneficial Ownership of shares of Company Common Stock falls below 3.0% of all then-outstanding shares of Company Common Stock or (b) the date on which the Gazelle Stockholders no longer hold any Registrable Securities.

ARTICLE V

DEFINITIONS

5.1    Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” means, with respect to any Person, any Person who directly or indirectly Controls, is Controlled by, or is under common Control with the specified Person, including, with respect to any Gazelle Stockholder who is an individual, any trust or other estate planning vehicle of, Controlled by, or for the benefit of, such individual or his or her family members.

“Agreement” has the meaning set forth in the Preamble.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Blackout Period” means (a) any regular quarterly period during which directors and executive officers of the Company generally are not permitted to trade under the insider trading policy of the Company then in effect and (b) in the event that the Company determines in good faith that the registration would (i) reasonably be expected to materially and adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or (ii) would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would adversely affect the Company in any material respect, a period of up to 90 days; provided, that a Blackout Period described in this clause (ii) may not occur more than twice in any period of 12 consecutive months and the duration of aggregate Blackout Periods in a calendar year shall not exceed 150 calendar days.

“Board” has the meaning set forth in Section 1.1(a).

“Business Day” means a day on which banks are generally open for normal business in New York, New York, which day is not a Saturday or a Sunday.

“Chosen Courts” has the meaning set forth in Section 6.10.

“CK” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” means common stock, par value $0.01, of the Company.

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by or on behalf of a Gazelle Stockholder or its Representatives from the Company, its Affiliates or their respective Representatives, other than information which (a) becomes generally available to the public other than as a result of a breach of this Agreement by such Gazelle Stockholder, its Affiliates or their respective Representatives, (b) becomes available to such Gazelle Stockholder, its Affiliates or their respective Representatives on a non-confidential basis from a source other than the Company, its Affiliates or their respective Representatives or any other Gazelle Stockholder or its Affiliates or Representatives, as the case may be, provided, that the source thereof is not known by such Gazelle Stockholder or such of its Affiliates or their respective Representatives to be bound by an obligation of confidentiality, or (c) is independently developed by such Gazelle Stockholder, its Affiliates or their respective Representatives without the use of or reference to any information that would otherwise be Confidential Information hereunder. Without limiting clauses (a)-(c) above, Confidential Information also includes all non-public information previously provided by the Company, its Affiliates or their respective Representatives under the provisions of any confidentiality agreement between the Company, the Gazelle Stockholders or their respective Affiliates or Representatives, including the confidentiality agreement between the Company and Eagle.

“Control” (including its correlative meanings, such as “Controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Demand” has the meaning set forth in Section 4.1(a).

“Demand Registration” has the meaning set forth in Section 4.1(a).

“Demand Registration Statement” has the meaning set forth in Section 4.1(a).

“Demand Stockholder” means any Gazelle Stockholder, in each case that holds Registrable Securities.

“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such interest conveys any voting rights in such security, (b) such interest is required to be, or is capable of being, settled through delivery of such security or cash or (c) other transactions hedge the economic effect of such interest.

“Eagle” has the meaning set forth in the Recitals.

“Equity Securities” means any and all (a) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person, (b) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (c) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-3” has the meaning set forth in Section 4.3(a).

“Free Writing Prospectus” has the meaning set forth in Section 4.6(a)(iv).

“Gazelle Chairman” has the meaning set forth in the Preamble.

“Gazelle Director” means, upon appointment to the Board, the Gazelle Chairman, or any Replacement Gazelle Designee, as applicable.

“Gazelle I,” “Gazelle II,” and “Gazelle III” have the respective meanings set forth in the Preamble.

“Gazelle Stockholders” has the meaning set forth in the Preamble and shall include any Affiliate who becomes a “Gazelle Stockholder” in accordance with Section 2.1(c).

“Governance Rights Period” has the meaning set forth in Section 1.1(b).

“Governmental Authority” means any applicable federal, national, state, local, foreign, cantonal, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, instrumentality or judicial or administrative body, arbitrator, “self-regulatory organization” (as defined in Section 3(a)(26) of the Exchange Act) or any United States or foreign securities exchange, having jurisdiction over the matter or matters in question.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Inspectors” has the meaning set forth in Section 4.6(a)(x).

“Law” means any federal, supranational, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Authority.

“Losses” has the meaning set forth in Section 4.9(a).

“Marketed Underwritten Shelf Offering” has the meaning set forth in Section 4.3(f).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Merger Agreement.

“Other Demanding Sellers” has the meaning set forth in Section 4.2(b).

“Other Proposed Sellers” has the meaning set forth in Section 4.2(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means an individual, company, corporation, partnership, limited liability company, trust, body corporate (wherever located) or other entity, organization or unincorporated association, including any Governmental Authority.

“Piggyback Notice” has the meaning set forth in Section 4.2(a).

“Piggyback Registration” has the meaning set forth in Section 4.2(a).

“Piggyback Seller” has the meaning set forth in Section 4.2(a).

“Qualifying Ownership Interest” has the meaning set forth in Section 1.1(b).

“Records” has the meaning set forth in Section 4.6(a)(x).

“Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least $200 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission.

“Registrable Securities” means (a) Shares held by any of the Gazelle Stockholders and (b) any securities issued by the Company after the Closing Date in respect of, or in exchange for or in replacement of, such Shares covered in clause (a) by way of a share dividend or other distribution, subdivision or stock split (so long as such securities are held by any of the Gazelle Stockholders);

provided, however, that as to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities for all purposes of this Agreement when such securities (i) have been sold pursuant to an effective registration statement or in compliance with Rule 144 under the Securities Act, (ii) have been sold in a transaction where a subsequent public distribution of such securities would not require registration under the Securities Act, (iii) are not outstanding or (iv) have been transferred in violation of this Agreement (or any combination of clauses (i), (ii), (iii) and (iv)), and the Company’s obligations regarding Registrable Securities hereunder shall cease to apply with respect to any such securities.

“Replacement Gazelle Designee” has the meaning set forth in Section 1.1(d).

“Representatives” means directors, managers, officers, employees, attorneys, accountants and advisors (including consultants and financial advisors).

“Requested Information” has the meaning set forth in Section 4.8(a).

“Requesting Stockholders” has the meaning set forth in Section 4.1(a).

“Required Information” has the meaning set forth in Section 1.5(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholders” has the meaning set forth in Section 4.6(a)(i).

“Shares” has the meaning set forth in the Recitals.

“Shelf Notice” has the meaning set forth in Section 4.3(a).

“Shelf Offering” has the meaning set forth in Section 4.3(f).

“Shelf Registration Statement” has the meaning set forth in Section 4.3(a).

“Standstill Period” means the period beginning on the Closing Date and ending upon the later of (a) two years after the Closing Date, (b) six months after the date that the Gazelle Stockholders collectively Beneficially Own less than 7.0% of all of the outstanding shares of Company Common Stock as of immediately following the Closing, and (c) six months after the date that no Gazelle Director is serving on the Board.

“Take-Down Notice” has the meaning set forth in Section 4.3(f).

“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person, or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for widely dispersed reoffering to the public.

“Voting Agreement” has the meaning set forth in the Merger Agreement.

“Voting Securities” means shares of Company Common Stock and any other securities of the Company entitled to vote generally in the election of directors of the Company.

5.2    Interpretation. Whenever used: the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article or Section in which the reference appears. Unless the context otherwise requires, references herein: (a) to Articles and Sections mean the Articles and Sections of this Agreement; (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time in accordance with the terms thereof and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. References to “$” or “dollars” means United States dollars. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof. If, and as often as, there is any change in the outstanding shares of Company Common Stock or other Equity Securities of the Company by reason of stock or security dividends, splits, reverse splits, spin-offs, split-ups, mergers, reclassifications, reorganizations, recapitalizations, combinations or exchanges of securities and the like, appropriate and equitable adjustments shall be made in the applicable provisions of this Agreement. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

ARTICLE VI

MISCELLANEOUS

6.1    Effectiveness. This Agreement will become automatically effective as of the Closing and this Agreement will automatically terminate and be null and void if the Merger Agreement is terminated prior to the Closing in accordance with its terms; provided that, Section 1.7 shall become effective as of the execution of this Agreement.

6.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by facsimile (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice).

(a)	if to the Company, to:

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, FL 32202

Attention:    General Counsel

Fax No.:      (904) 356-8214

with a copy to (which shall not be considered notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Fax No.:      (212) 403-2000

Attention:    Adam O. Emmerich

            Robin Panovka

            Edward J. Lee

(b)	if to any of the Gazelle Stockholders, to:

1 Hashalom St. Tel-Aviv

Israel 6789201

Fax No.:      972 3 696 1910

Attention:    Sarah Azulay

with a copy to (which shall not be considered notice):

Meitar, Liquornik, Geva & Leshem Brandwein

16 Abba Hillel Road

Ramat Gan, Israel 5250608

Fax No.:      (212) 403-2000

Attention:    Maya Liquornik

6.3 Gazelle Stockholder Actions. Any determination, consent or approval of, or notice or request delivered by, or any similar action of, the Gazelle Stockholders, shall be made by, and shall be valid and binding upon, all Gazelle Stockholders, if made by Gazelle.

6.4 Amendments and Waivers. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by the Company and Gazelle. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

6.5 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. This Section 6.5 shall not be deemed to prevent the Company from engaging in any merger, consolidation or other business combination transaction. For the avoidance of doubt, no transferee of Equity Securities of the Company (other than a Gazelle Stockholder, including a Gazelle Stockholder who becomes a party to this Agreement in accordance with Section 2.1(c)) shall acquire any rights under, or be deemed to have the benefit of, any of the provisions contained in this Agreement (including Article I or Article IV).

6.6 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose of this Agreement.

6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

6.8 Entire Agreement. This Agreement, the letter agreement, dated the date hereof, between the Company and the Gazelle Chairman, and the Voting Agreement (including the documents and the instruments referred to herein and therein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

6.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to any choice of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

6.10 Submission to Jurisdiction. Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or Federal court located within the State of Delaware) (the “Chosen Courts”) and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The consent to jurisdiction set forth in this Section 6.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 6.10. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

6.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

6.12 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief (without the requirement of posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity.

6.13 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and each such Party’s respective heirs, successors and permitted assigns; provided, that the Persons indemnified under Section 4.9 are intended third party beneficiaries of Section 4.9.

6.14 Obligation to Update. The Gazelle Stockholders agree that in connection with any acquisitions or Transfers of Equity Securities of the Company by any Gazelle Stockholder, the Gazelle Stockholders will promptly notify the Company in writing of such acquisition or Transfer, including the number and type of Equity Securities of the Company that are Beneficially Owned by each Gazelle Stockholder after giving effect to such acquisition or Transfer. On the Closing Date, the Gazelle Stockholders will notify the Company in writing of the number and type of Equity Securities of the Company that are Beneficially Owned by each Gazelle Stockholder after giving effect to the Merger.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

REGENCY CENTERS CORPORATION

By:	/s/ Martin E. Stein, Jr.
Name:	Martin E. Stein, Jr.
Title:	Chairman and Chief Executive Officer

[Signature Page to Governance Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

MGN AMERICA, LLC

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

GAZIT FIRST GENERATION LLC

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

SILVER MAPLE (2001) INC.

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

[Signature Page to Governance Agreement]

MGN (USA) INC.

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

MGN AMERICA 2016 LLC

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

MGN USA 2016 LLC

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

[Signature Page to Governance Agreement]

FICUS, INC.

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

GAZIT-GLOBE, LTD.

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

[Signature Page to Governance Agreement]